EXHIBIT 11

INNOVATIVE MEDICAL SERVICES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE NINE MONTHS ENDED APRIL 3O, 1997 AND 1998



                                             For the Nine Months Ended
                                                     April 30,
                                           ----------------------------
                                               1998             1997
                                           ----------------------------

Shares outstanding                           3,832,851        3,520,851
                                            ==========       ==========

Weighted average shares outstanding          3,713,071        3,231,111
Stock Options                                  406,250          576,250
Warrants                                     1,798,125        1,765,417
                                            ----------       ----------
     Total weighted average
      shares outstanding                     5,917,446        5,572,778
                                            ==========       ==========


Net Income (Loss)                          $(1,885,981)      $ (909,716)
                                            ==========       ==========


Net Earnings (Loss) per share               $    (0.32)      $    (0.16)
                                            ==========       ==========